Exhibit 10(i)

          FIVE-YEAR CREDIT AGREEMENT, dated as of June 7, 1996, among VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders") and Chemical Bank, a New York banking corporation, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent").

                      W I T N E S S E T H :

     The parties hereto hereby agree as follows:

                     SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

          "ABR Loans": Revolving Credit Loans the rate of interest applicable to which is the ABR.

          "Additional Costs":  as defined in subsection 2.16(a).

          "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement": this Five-Year Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Lending Office": each Lender's lending office designated on such Lender's signature page hereto or such other office of such Lender notified to the

     Administrative Agent and Borrower.

          "Applicable Margin": the rate per annum set forth in Schedule I under the applicable S&P Bond Rating and Moody's Bond Rating.

          "Assignee":  as defined in subsection 8.6(c).

          "Board": the Board of Governors of the Federal Reserve System (or any successor).

          "Borrowing Date": any Business Day specified in a notice given by the Borrower pursuant to subsection 2.2 or 2.10 as a date on which the Loans are to be made hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, except that, when used in connection with a LIBOR Loan or LIBOR Competitive Loan, the term "Business Day" shall mean any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England and New York, New York.

          "CD Assessment Rate": for any day as applied to any CD Rate Loan, the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. (SECTION) 327.4(a) (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "CD Base Rate": with respect to each day during each Interest Period pertaining to a CD Rate Loan, the rate of interest per annum determined by the Agent to be the rate notified to the Agent by Chemical as the average rate bid at 9:00 A.M., New York City time, or as soon thereafter as practicable, on the first day of such Interest Period by a total of three certificate of deposit dealers of recognized standing selected by Chemical for the purchase at face value from Chemical of its certificates of deposit in an amount comparable to the CD Rate Loan of Chemical to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "CD Rate": with respect to each day during each Interest Period pertaining to a CD Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

        CD Base Rate          + CD Assessment Rate
1.00 - CD Reserve Percentage

          "CD Rate Loans": Loans the rate of interest applicable to which is based upon the CD Rate.

          "CD Reserve Percentage": for any day as applied to any CD Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity comparable to the Interest Period for such CD Rate Loan.

          "Chemical":  Chemical Bank.

          "Closing Date": the date on which the conditions precedent set forth in subsection 4.1 shall be satisfied or waived in accordance with subsection 8.1.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment": as to any Lender, the obligation of such Lender to make Revolving Credit Loans in an aggregate principal amount at any one time outstanding not to exceed the amount set forth on such Lender's signature page hereto, as such amount may be changed from time to time in accordance with this Agreement.

          "Commitment Percentage": as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

          "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "Competitive Loan Confirmation": each confirmation by the Borrower of its acceptance of Competitive Loan Offers, which Competitive Loan Confirmation shall be substantially in the form of Exhibit B-1 and shall be delivered to the Administrative Agent in writing or by facsimile transmission.

          "Competitive Loan Lender": each Lender that has agreed to offer to make Competitive Loans hereunder and each other Lender that shall hereafter become a Competitive Loan Lender in accordance with the provisions of subsection 8.6.

          "Competitive Loan Maturity Date": as to any Competitive Loan, the date specified by the Borrower pursuant to subsection 2.10(d)(ii) in its acceptance of the related Competitive Loan Offer.

          "Competitive Loan Note":  as defined in subsection 2.10(i).

          "Competitive Loan Offer": each offer by a Competitive Loan Lender to make Competitive Loans pursuant to a Competitive Loan Request, which Competitive Loan Offer shall contain the information specified in Exhibit B-2 and shall be delivered to the Administrative Agent by telephone, immediately confirmed by facsimile transmission.

          "Competitive Loan Request": each request by the Borrower for Competitive Loans, which request shall contain the information specified in Exhibit B-3 and shall be delivered to the Administrative Agent in writing or by facsimile transmission, or by telephone, immediately confirmed by facsimile transmission.

          "Competitive Loan":  each loan made pursuant to subsection 2.9.

          "Consolidated Net Worth": as of the date of determination, all items which in conformity with GAAP would be included under stockholders' equity on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries, if any, at such date, including preferred stock issued by the Borrower.

          "Default": any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Dominion Resources": Dominion Resources, Inc., a Virginia corporation.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a LIBOR Loan or a LIBOR Competitive Loan, as the case may be, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

          "Event of Default": any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Existing Credit Agreement": the Credit Agreement, dated as of September 1, 1995, among the Borrower, the several lenders from time to time parties thereto and the Administrative Agent.

          "Facility Fee Rate": the rate per annum set forth in Schedule I under the applicable S&P Bond Rating and Moody's Bond Rating.

          "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

          "First Mortgage Bond Indenture": the first mortgage bond indenture, dated November 1, 1935, by and between the Company and Chase Manhattan Bank, as supplemented and amended.

          "Fixed Rate Competitive Loan Request": any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make Fixed Rate Competitive Loans.

          "Fixed Rate Competitive Loans": Competitive Loans the rate of interest applicable to which is equal to a fixed percentage rate per annum specified by the Competitive Loan Lender making such Loan in its Competitive Loan Offer (as opposed to a rate composed of LIBOR plus or minus a margin).

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of:

          (a)  the guaranteeing person or

          (b) another Person (including, without limitation, any bank under any letter of credit), when the creation of such obligation was induced by a reimbursement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

          "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December and the Termination Date, (b) as to any LIBOR Loan having an Interest Period of three months or less and any CD Rate Loan having an Interest Period of 90 days or less, the last day of such Interest Period, (c) as to any LIBOR Loan or CD Rate Loan having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Fixed Rate Competitive Loan, each interest payment date specified by the Borrower for such Loan in the related Competitive Loan Request (including, in any event, the applicable Competitive Loan Maturity Date) and (e) as to any LIBOR Competitive Loan,
     (i) the applicable Competitive Loan Maturity Date and (ii) each date (if any) occurring prior to such Competitive Loan Maturity Date which is three months, or a whole multiple thereof, after the Borrowing Date in respect of such Loan.

          "Interest Period":  (a)  with respect to any LIBOR Loan:

                           (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, two, three, six or, to the extent available as determined by the Administrative Agent, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three, six or, to the extent available as determined by the Administrative Agent, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     and (b) with respect to any CD Rate Loan:

                           (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such CD Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                          (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such CD Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     and (c) with respect to any LIBOR Competitive Loan, the period specified in the Competitive Loan Request for the LIBOR Competitive Loan with the maturity date corresponding to the LIBOR Competitive Loan accepted by the Borrower in the Competitive Loan Confirmation;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (1) if any Interest Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (2) if any Interest Period pertaining to a CD Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

               (3) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

               (4) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (5) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Loan or CD Rate Loan during an Interest Period for such Loan.

          "LIBOR": with respect to each day during each Interest Period pertaining to a LIBOR Loan or a LIBOR Competitive Loan, the rate per annum equal to the rate at which Chemical is offered Dollar deposits at or about 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period, in the London interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loan (or, in the case of a LIBOR Competitive Loan, an amount that would have been Chemical's portion of such LIBOR Competitive Loan had such Loan been a LIBOR Loan) to be outstanding during such Interest Period.

          "LIBOR Competitive Loan": Competitive Loans the rate of interest applicable to which is equal to LIBOR plus or minus a margin.

          "LIBOR Competitive Loan Request": any Competitive Loan Request requesting the Competitive Loan Lenders to offer to make LIBOR Competitive Loans.

          "LIBOR Loans": Revolving Credit Loans the rate of interest applicable to which is based upon LIBOR.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capitalized lease obligation having substantially the same economic effect as any of the foregoing).

          "Loan": any Revolving Credit Loan or Competitive Loan made by any Lender pursuant to this Agreement.

          "Loan Documents":  this Agreement and any Notes.

          "Majority Lenders": at any time, Lenders the Commitment Percentages of which aggregate more than 50%.

          "Material Subsidiary": means a Subsidiary of the Borrower whose total assets, as determined in accordance with GAAP, represent at least 20% of the total assets of the Borrower, on a consolidated basis, as determined in accordance with GAAP.

          "Moody's Bond Rating" means for any day, the rating of the Borrower's senior secured long-term debt or if there is no senior secured debt, the Borrower's senior long-term unsecured debt by Moody's Investor Service, Inc. in effect at 11:00 A.M., New York City time, on such day.

          "Non-Excluded Taxes":  as defined in subsection 2.17(a).

          "Notes": the collective reference to the Revolving Credit Notes and the Competitive Loan Notes.

          "Participant":  as defined in subsection 8.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Prime Rate": the rate of interest per annum publicly announced from time to time by Chemical as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chemical in connection with extensions of credit to debtors).

          "Register":  as defined in subsection 8.6(d).

          "Regulatory Change": shall mean, as to any Lender, any change occurring or taking effect after the date of this Agreement in Federal, state, local or foreign laws or regulations, or the adoption or making or taking effect after such date of any interpretations, directives, or requests applying to a class of lenders including the Lenders of or under any Federal, state, local or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the President, any Vice President, the Treasurer or any Assistant Treasurer of the Borrower.

          "Revolving Credit Loans":  as defined in subsection 2.1.

          "Revolving Credit Note":  as defined in subsection 2.5(e).

          "S&P Bond Rating" means for any day, the rating of the Borrower's senior secured long-term debt or if there is no senior secured debt, the Borrower's senior long-term unsecured debt by Standard & Poor's Ratings Group in effect at 11:00 A.M., New York City time, on such day.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

          "Termination Date":  June 7, 2001.

          "Tranche": the collective reference to LIBOR Loans or CD Rate Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "LIBOR Tranches" or "CD Rate Tranches", as applicable.

          "Transferee":  as defined in subsection 8.6(f).

          "Type": (a) as to any Revolving Credit Loan, its nature as an ABR Loan, a CD Rate Loan or a LIBOR Loan and (b) as to any Competitive Loan, its nature as a Fixed Rate Competitive Loan or a LIBOR Competitive Loan.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.

          (b) As used herein and in the Notes and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, and the parties hereto agree that upon any change to GAAP that has the effect of materially altering any of the terms herein, the parties hereto will negotiate in good faith to amend the terms affected thereby to place the parties in a position as nearly equivalent as possible to what existed prior to such change to GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

      SECTION 2.  AMOUNT AND TERMS OF THE CREDIT FACILITIES

          2.1 The Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans ("Revolving Credit Loans") to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender's Commitment. During the Commitment Period the Borrower may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Notwithstanding anything to the contrary in this Agreement, in no event may Revolving Credit Loans be borrowed under this Section 2 if, after giving effect thereto, the aggregate principal amount of the Loans then outstanding would exceed the aggregate Commitments then in effect.

          (b) The Revolving Credit Loans may from time to time be (i) LIBOR Loans, (ii) ABR Loans, (iii) CD Rate Loans or (iv) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with subsections 2.2 and 2.7, provided that no Revolving Credit Loan shall be made as a LIBOR Loan or a CD Rate Loan after the day that is one month or 30 days, respectively, prior to the Termination Date.

          2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable written notice, which notice must be received by the Administrative Agent prior to (a) 12:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans or CD Rate Loans, or (b) 10:30 A.M. New York City time, on the requested Borrowing Date, in the case of ABR Loans. Each such notice shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of ABR Loans, CD Rate Loans, LIBOR Loans, or a combination thereof and (iv) if the borrowing is to be entirely or partly of LIBOR Loans or CD Rate Loans, the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 8.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

          2.3 Facility Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee for the period from and including the first day of the Commitment Period to the Termination Date, computed at the Facility Fee Rate on the average daily amount of the Commitment (whether used or unused) of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the date on which the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

          2.4 Termination or Reduction of Commitments. The Borrower may, upon not less than three Business Days' written notice to the Administrative Agent, terminate or reduce the unutilized amount of the Commitments. Any reduction of the Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.

          2.5 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 6). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.11.

          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (c) The Administrative Agent shall maintain the Register pursuant to subsection 8.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender's share thereof.

          (d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

          (e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Loans of such Lender, substantially in the form of Exhibit A-1 with appropriate insertions as to date and principal amount (a "Revolving Credit Note").

          2.6 Optional Prepayments. The Borrower may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon at least four Business Days' irrevocable notice to the Administrative Agent. Each such notice shall specify the date and amount of prepayment and whether the prepayment is of ABR Loans, CD Rate Loans, LIBOR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 2.18. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Prepayments of the Competitive Loans shall not be permitted.

          2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert LIBOR Loans or CD Rate Loans to ABR Loans, by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans or CD Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans or CD Rate Loans to LIBOR Loans , and/or to convert LIBOR Loans or ABR Loans to CD Rate Loans, by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans or CD Rate Loans may only be made on the last day of an Interest Period with respect thereto. Any such notice of conversion to LIBOR Loans or CD Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding LIBOR Loans, ABR Loans and CD Rate Loans may be converted as provided herein, provided that
(i) no Loan may be converted into a LIBOR Loan or a CD Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a LIBOR Loan or a CD Rate Loan after the date that is one month or 30 days, respectively, prior to the Termination Date.

          (b) Any LIBOR Loans or CD Rate Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan or CD Rate Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Agent has or the Majority Lenders have determined that such a continuation is not appropriate or
(ii) after the date that is one month or 30 days prior to, respectively, the Termination Date and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

          2.8 Minimum Amounts and Maximum Number of Tranches. All borrowings, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each LIBOR Tranche or each CD Rate Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than 5 LIBOR Tranches or 5 CD Rate Tranches outstanding at any time.

          2.9 The Competitive Loans. Subject to the terms and conditions of this Agreement, the Borrower may borrow Competitive Loans in Dollars from time to time on any Business Day during the period from the date hereof through the date 14 days prior to the Termination Date; provided, that in no event may Competitive Loans be borrowed hereunder if, after giving effect thereto the aggregate principal amount of Loans then outstanding would exceed the aggregate Commitments then in effect. Within the limits and on the conditions herein set forth with respect to Competitive Loans, the Borrower from time to time may borrow, repay and reborrow Competitive Loans.

          2.10 Procedure for and Payment of Competitive Loan Borrowing. (a) The Borrower shall request Competitive Loans by delivering a Competitive Loan Request to the Administrative Agent, not later than 2:00 P.M. (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of a LIBOR Competitive Loan Request), and not later than 1:00 P.M. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Competitive Loan Request). Each Competitive Loan Request may solicit bids for Competitive Loans in an aggregate principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and having not more than three alternative maturity dates. The maturity date for each Fixed Rate Competitive Loan shall be not less than 14 days nor more than 180 days after the Borrowing Date therefor and the maturity date for each LIBOR Competitive Loan shall be not less than one month nor more than six months after the Borrowing Date therefor, and in any event shall be not later than the Termination Date. The Administrative Agent shall notify each Competitive Loan Lender promptly by facsimile transmission of the contents of each Competitive Loan Request received by the Administrative Agent.

          (b) In the case of a LIBOR Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, each Competitive Loan Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 4, to make one or more Competitive Loans at LIBOR plus or minus a margin determined by such Competitive Loan Lender in its sole discretion for each such Competitive Loan. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent, before 10:30 A.M. (New York City time) on the day that is three Business Days before the proposed Borrowing Date, setting forth:

                      (i) the maximum amount of Competitive Loans for each maturity date and the aggregate maximum amount of Competitive Loans for all maturity dates which such Competitive Loan Lender would be willing to make (which amounts may, subject to subsection 2.9, exceed such Competitive Loan Lender's Commitment); and

                     (ii) the margin above or below LIBOR at which such Competitive Loan Lender is willing to make each such Competitive Loan.

The Administrative Agent shall advise the Borrower before 11:00 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date of the contents of each such Competitive Loan Offer received by it. If the Administrative Agent, in its capacity as a Competitive Loan Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the Borrower of the contents of its Competitive Loan Offer before 10:15 A.M. (New York City time) on the date which is three Business Days before the proposed Borrowing Date.

          (c) In the case of a Fixed Rate Competitive Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Competitive Loan Request, each Competitive Loan Lender may elect, in its sole discretion, to offer irrevocably, subject to Section 4, to make one or more Competitive Loans at a rate of interest determined by such Competitive Loan Lender in its sole discretion for each such Competitive Loan. Any such irrevocable offer shall be made by delivering a Competitive Loan Offer to the Administrative Agent before 9:30 A.M. (New York City time) on the proposed Borrowing Date, setting forth:

                      (i) the maximum amount of Competitive Loans for each maturity date, and the aggregate maximum amount for all maturity dates, which such Competitive Loan Lender would be willing to make (which amounts may, subject to subsection 2.9, exceed such Competitive Loan Lender's Revolving Credit Commitment); and

                     (ii) the rate of interest at which such Competitive Loan Lender is willing to make each such Competitive Loan.

The Administrative Agent shall advise the Borrower before 10:00 A.M. (New York City time) on the proposed Borrowing Date of the contents of each such Competitive Loan Offer received by it. If the Administrative Agent, in its capacity as a Competitive Loan Lender, shall elect, in its sole discretion, to make any such Competitive Loan Offer, it shall advise the Borrower of the contents of its Competitive Loan Offer before 9:15 A.M. (New York City time) on the proposed Borrowing Date.

          (d) Before 12:00 P.M. (New York City time) three Business Days before the proposed Borrowing Date (in the case of LIBOR Competitive Loans) and before 10:30 A.M. (New York City time) on the proposed Borrowing Date (in the case of Fixed Rate Competitive Loans), the Borrower, in its absolute discretion, shall:

                      (i) cancel such Competitive Loan Request by giving the Administrative Agent telephone notice to that effect, or

                     (ii) by giving telephone notice to the Administrative Agent (immediately confirmed by delivery to the Administrative Agent of a Competitive Loan Confirmation in writing or by facsimile transmission) (1) subject to the provisions of subsection 2.10(e), accept one or more of the offers made by any Competitive Loan Lender or Competitive Loan Lenders of the amount of Competitive Loans for each relevant maturity date and (2) reject any remaining offers made by Competitive Loan Lenders.

          (e) The Borrower's acceptance of Competitive Loans in response to any Competitive Loan Request shall be subject to the following limitations:

                      (i) The amount of Competitive Loans accepted for each maturity date specified by any Competitive Loan Lender in its Competitive Loan Offer shall not exceed the maximum amount for such maturity date specified in such Competitive Loan Offer;

                     (ii) the aggregate amount of Competitive Loans accepted for all maturity dates specified by any Competitive Loan Lender in its Competitive Loan Offer shall not exceed the aggregate maximum amount specified in such Competitive Loan Offer for all such maturity dates;

                    (iii) the Borrower may not accept offers for Competitive Loans for any maturity date in an aggregate principal amount in excess of the maximum principal amount requested in the related Competitive Loan Request; and

                     (iv) if the Borrower accepts any of such offers, (1) it must accept such offers based solely upon the lowest pricing for such relevant maturity date (including any amounts which shall be payable to the relevant Competitive Loan Lender in respect of the relevant Competitive Loans pursuant to subsection 2.17) and upon no other criteria whatsoever and (2) if (x) two or more Competitive Loan Lenders submit offers for any maturity date at identical pricing and the Borrower accepts any of such offers but does not wish to (or by reason of the limitations set forth in subsection 2.9 or in this subsection 2.10, cannot) borrow the total amount offered by such Competitive Loan Lenders with such identical pricing, the Borrower shall accept offers from all of such Competitive Loan Lenders in amounts allocated among them pro rata according to the amounts offered by such Competitive Loan Lenders (or as nearly pro rata as shall be practicable after giving effect to the requirement that Competitive Loans made by a Competitive Loan Lender on a Borrowing Date for each relevant maturity date shall be in a principal amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof) or (y) a Competitive Loan Lender submits offers for multiple maturity dates specifying a maximum aggregate principal amount for all maturity dates, and the Borrower accepts offers from such Competitive Loan Lender for more than one maturity date, then the Borrower shall instruct the Administrative Agent how to apportion the Borrower's acceptances among such offers for different maturity dates to the extent, if any, necessary to provide for acceptance of offers from such Competitive Loan Lender equal to but not exceeding such specified maximum aggregate amount.

          (f) If the Borrower notifies the Administrative Agent that a Competitive Loan Request is cancelled pursuant to subsection 2.10(d)(i), the Administrative Agent shall give prompt telephone notice thereof to the Competitive Loan Lenders.

          (g) If the Borrower accepts pursuant to subsection 2.10(d)(ii) one or more of the offers made by any one or more Competitive Loan Lenders, the Administrative Agent promptly shall notify each Competitive Loan Lender which has made such a Competitive Loan Offer of (i) the aggregate amount of such Competitive Loans to be made on such Borrowing Date for each maturity date, (ii) the acceptance or rejection of any offers to make such Competitive Loans made by such Competitive Loan Lender and (iii) in the case of LIBOR Competitive Loans, LIBOR in respect thereof. Before 12:30 P.M. (New York City time) on the Borrowing Date specified in the applicable Competitive Loan Request, each Competitive Loan Lender whose Competitive Loan Offer has been accepted shall make available to the Administrative Agent at its office set forth in subsection
8.2 the amount of Competitive Loans to be made by such Competitive Loan Lender, in immediately available funds. The Administrative Agent will make such funds available to the Borrower as soon as practicable on such date at the Administrative Agent's aforesaid address. As soon as practicable after each Borrowing Date, the Administrative Agent shall notify each Competitive Loan Lender of the aggregate amount of Competitive Loans advanced on such Borrowing Date, the respective maturity dates thereof and the respective interest rates applicable thereto.

          (h) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Competitive Loan Lender the then unpaid principal amount of each Competitive Loan of such Competitive Loan Lender on the applicable Competitive Loan Maturity Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Competitive Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 2.11. Each Competitive Loan Lender shall maintain accounts and the Administrative Agent shall maintain the Register with respect to Competitive Loans as provided in subsections 2.5(b), (c) and (d).

          (i) The Borrower agrees that, upon the request to the Administrative Agent by any Competitive Loan Lender, the Borrower will execute and deliver to such Competitive Loan Lender a promissory note of the Borrower evidencing the Competitive Loans of such Competitive Loan Lender, substantially in the form of Exhibit A-2 with appropriate insertions as to date and principal amount (a "Competitive Loan Note").

          2.11 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to LIBOR determined for such day plus the Applicable Margin.

          (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

          (c) Each CD Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the CD Rate determined for such day plus the Applicable Margin.

          (d) Each Competitive Loan shall bear interest for each day from the applicable Borrowing Date to (but excluding) the applicable Competitive Loan Maturity Date at the rate of interest specified in the Competitive Loan Offer accepted by the Borrower in connection with such

Competitive Loan.

          (e) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum which is (x) in the case of overdue principal (except as otherwise provided in clause (y) below), the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection 2.11 plus 2% or (y) in the case of principal of any Competitive Loan which remains overdue past the applicable Competitive Loan Maturity Date, or any overdue interest, fee or other amount, the rate described in subsection 2.11(b) plus 2%, in each case from the date of such non-payment until such overdue principal, interest, fee or other amount is paid in full (as well after as before judgment).

          (f) Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this subsection shall be payable from time to time on demand.

          2.12 Computation of Interest and Fees. (a) Facility fees and, whenever it is calculated on the basis of the ABR, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of LIBOR or of a CD Rate. Any change in the interest rate on a Loan resulting from a change in the CD Assessment Rate or the CD Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower upon request a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.11(c).

          2.13 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR or the CD Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Lenders that LIBOR or the CD Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans, CD Rate Loans or LIBOR Competitive Loans, as the case may be, requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to LIBOR Loans or CD Rate Loans, as the case may be, shall be converted to or continued as ABR Loans and (z) any outstanding LIBOR Loans or CD Rate Loans, as the case may be, shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans, CD Rate Loans or LIBOR Competitive Loans, as the case may be, shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans or CD Rate Loans, as the case may be.

          2.14 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders of a Revolving Credit Loan, each payment by the Borrower on account of any facility fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans for which such payment is being made. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 2:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in subsection 8.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower.

          2.15 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans or LIBOR Competitive Loans as contemplated by this Agreement (a) such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent, (b) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert ABR Loans or CD Rate Loans to LIBOR Loans shall forthwith be cancelled, (c) such Lender's outstanding LIBOR Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law and (d) the Borrower shall, with respect to any LIBOR Competitive Loan of such Lender, take such action as such Lender may reasonably request. If any such conversion of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.18.

          2.16  Additional Costs.  (a)  If, as a result of any Regulatory
Change:

                    (i) the basis of taxation of payments to any Lender of the principal of or interest on any LIBOR Loans, any CD Rate Loans or LIBOR Competitive Loans or any other amounts payable under this Agreement in respect thereof (other than Non-Excluded Taxes covered by subsection 2.17 and taxes imposed on the overall net income of any Lender) is changed;

                   (ii) any reserve, special deposit, or capital adequacy, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, any Lender are imposed, modified, or deemed applicable; or

                  (iii) any other condition affecting this Agreement or any LIBOR Loans, any CD Rate Loans or LIBOR Competitive Loans is imposed on any Lender after the date hereof; and

any Lender determines that, by reason thereof, the cost (or in the case of clause (i) above, the actually incurred cost) to such Lender of making or maintaining its Commitment or any of its LIBOR Loans, CD Rate Loans or LIBOR Competitive Rate Loans to the Borrower is increased or any amount receivable by such Lender hereunder in respect of any of such Loans is reduced, in each case by an amount reasonably deemed by such Lender to be material (such increases in cost and reductions in amounts receivable being herein called "Additional Costs"), then the Borrower shall pay to such Lender upon its request the additional amount or amounts as will compensate such Lender for such Additional Costs within 15 Business Days after such written notice is received; provided, however, that if all or any such Additional Costs would not have been payable or incurred but for such Lender's voluntary decision to designate a new Applicable Lending Office, the Borrower shall have no obligation under this subsection 2.16 to compensate such Lender for such amount relating to such Lender's decision; provided, further, that the Borrower shall not be required to make any payments to such Lender for Additional Costs resulting from capital adequacy requirements unless (A) such Lender has given at least 60 days' prior written notice of its intent to request such payments and (B) such payments are with respect to Additional Costs which accrued and were incurred after the expiration of such 60-day notice period. Each Lender will notify the Borrower and the Administrative Agent of any Regulatory Change occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this subsection 2.16(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. If such Lender requests compensation under this subsection 2.16(a) in respect of any Regulatory Change, the Borrower may, by notice to such Lender, require that such Lender forward to the Borrower a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.

          (b) Without limiting the effect of the provisions of subsection 2.16(a) (but without duplication thereof), the Borrower will pay to any Lender, within 15 Business Days of receipt by the Borrower of notice from such Lender, for each day such Lender is required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the Board as in effect on the date of this Agreement, an additional amount determined by such Lender equal to the product of the following:

                    (i) the principal amount of the LIBOR Loan or LIBOR Competitive Loan, as the case may be;

                   (ii) the remainder of (x) a fraction the numerator of which is LIBOR for such LIBOR Loan or LIBOR Competitive Loan, as the case may be, and the denominator of which is one minus the rate at which such reserve requirements are imposed on such Lender on such day minus (y) such numerator; and

                  (iii)  1/360.

Such Lender shall request payment under this subsection 2.16(b) by giving notice to the Borrower as of the last day of each Interest Period for each LIBOR Loan and LIBOR Competitive Loan, as the case may be (and, if such Interest Period exceeds three months' duration, also as of three months, or a whole multiple thereof, after the first day of such Interest Period). Such notice shall specify the basis for requesting such compensation and the method for determining the amount thereof. Such Lender shall provide any evidence of such requirement to maintain reserves as the Borrower may reasonably request.

          (c) Determinations by any Lender for purposes of this subsection 2.16 of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made absent manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.17 Taxes. (a) All payments made by the Borrower under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, any Lender or any Applicable Lending Office as a result of a present or former connection between the Administrative Agent, such Lender or Applicable Lending Office and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary so that the amount received by the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) shall be equal to the interest or any such other amounts it would have received had no such withholding been required, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender that is not organized under the laws of the United States of America or a state thereof if such Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as practicable thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, evidence reasonably satisfactory to the Administrative Agent or such Lender, as the case may be, of such payment. If the Borrower fails to pay any Non-Excluded Taxes payable by the Borrower when due to the appropriate taxing authority or fails to remit to the Administrative Agent the receipts therefor or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          (b) Each Lender that is not incorporated under the laws of the United States of America or a state thereof shall:

                      (i) deliver to the Borrower and the Administrative Agent
     (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, and
     (B) an Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be;

                     (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                    (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to subsection 8.6 shall, no later than the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this subsection, provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

          (c) Any Lender claiming any amount pursuant to this subsection 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested by the Borrower if such a filing would avoid the need for or reduce the amount payable by the Borrower under this subsection 2.17 and would not, in the good faith determination of such Lender, be otherwise disadvantageous to such Lender.

          (d) Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a "Refund") from a Governmental Authority (as a result of any error in the amount of Non-Excluded Taxes paid to such Governmental Authority) of Non-Excluded Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this subsection 2.17, it shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower's expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection 2.17(d) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund. If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Non-Excluded Taxes paid to such Governmental Authority) of any Non-Excluded Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this subsection 2.17, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this subsection 2.17 with respect to Non-Excluded Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or the Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this subsection 2.17(d) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          (e) For purposes of this subsection 2.17, the term "Lender" includes
(i) an "Assignee" within the meaning of, and after compliance with the requirements of, subsection 8.6(c), and (ii) a "Participant" within the meaning of subsection 8.6(b); provided that such Participant shall have complied with the requirements of subsection 2.17(c) to the extent applicable and provided, further, that such Participant shall not be entitled to receive any greater amount pursuant to this subsection 2.17 than the transferor Lender would have been entitled to receive had no such transfer occurred.

          2.18 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of LIBOR Loans, CD Rate Loans or Competitive Loans, or in the conversion into or continuation of LIBOR Loans or CD Rate Loans, after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of LIBOR Loans, CD Rate Loans or Competitive Loans on a day which is not the last day of an Interest Period or the applicable Competitive Loan Maturity Date, as the case may be, with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period) or, in the case of Competitive Loans, the applicable Competitive Loan Maturity Date (or proposed Competitive Loan Maturity Date), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin or any positive margin applicable to LIBOR Competitive Loans included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

          2.19 Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 2.16 or 2.17(a), or if any adoption or change of the type described in subsection 2.15 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different Applicable Lending Office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under subsection
2.16 or 2.17(a), or would eliminate or reduce the effect of any adoption or change described in subsection 2.15.

          2.20 Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to subsection 2.16 or 2.17 (other than with respect to LIBOR Competitive Loans), (b) is affected in the manner described in subsection
2.15 (other than with respect to LIBOR Competitive Loans) and as a result thereof any of the actions described in said subsection is required to be taken or (c) defaults in its obligation to make Revolving Credit Loans hereunder, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement,
(iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under subsection 2.18 if any LIBOR Loan or CD Rate Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto or any Competitive Loan owing to such replaced Lender shall be paid other than on the relevant Competitive Loan Maturity Date, (v) the replacement bank or institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of subsection 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to subsection 2.16 or 2.17, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

            SECTION 3.  REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

          3.1 Financial Condition. The balance sheets of the Borrower as at December 31, 1995 and the related statements of income, earnings reinvested in business, and cash flows for the fiscal year then ended on such date, reported on by Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly the financial condition of the Borrower as at such date, and the results of its operations and its cash flows for the fiscal year then ended. The unaudited balance sheet of the Borrower as at March 31, 1996 and the related unaudited statements of income, earnings reinvested in business, and cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the financial condition of the Borrower as at such date, and the results of its operations and its cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). During the period from December 31, 1995 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower at December 31, 1995.

          3.2 No Change. From December 31, 1995 through the date hereof there has been no development or event which has had or could reasonably be expected to have a material adverse effect on the financial position or business operations of the Borrower.

          3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Material Subsidiaries, if any, (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a material adverse effect on the financial position or business operations of the Borrower and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, have a material adverse effect on the financial position or business operations of the Borrower.

          3.4 Corporate Power; No Legal Bar. The execution, delivery, and performance by the Borrower of this Agreement and any Note are within its corporate powers, have been duly authorized by all necessary corporate action, and do not violate any provision of law or any agreement, indenture, note, or other instrument binding upon or affecting it or its charter or by-laws or give cause for acceleration of any of its Indebtedness.

          3.5 Authorization; Enforceability. All authorizations, approvals, and other actions by, and notices to and filings with all Governmental Authorities required for the due execution, delivery and performance of this Agreement and any Note have been obtained or made and are in full force and effect. Each of this Agreement and each Note executed in connection herewith is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          3.6 ERISA. No "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "reportable event" (herein defined as any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder) has occurred since July 1, 1974 with respect to any Plan which would materially and adversely affect the financial condition of the Borrower. The present value of all benefits vested under all Plans maintained by the Borrower or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date, exceed the value of the assets of the Plan allocable to such vested benefits.

          3.7 No Material Litigation. As of the date hereof, except as heretofore disclosed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Material Subsidiaries, which the Borrower would be required to disclose pursuant to Section 13 of the Securities Exchange Act of 1934, as amended.

          3.8 Taxes. The Borrower (or Dominion Resources for years in which the Borrower filed a consolidated return with Dominion Resources) and its Material Subsidiaries have filed all United States Federal income tax returns and all other tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any such Material Subsidiary. The charges, accruals and reserves on the books of the Borrower and such Material Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

          3.9 Purpose of Loans. The proceeds of the Loans shall be used by the Borrower for general corporate purposes, including commercial paper back-up, and no part of the proceeds of any Loans will be used in violation of Regulations G, U or X of the Board as now and from time to time hereafter in effect.

                 SECTION 4.  CONDITIONS PRECEDENT

          4.1 Conditions to Initial Loans. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent on or prior to June 30, 1996:

          (a) Execution of Agreement. (i) This Agreement shall have been executed and delivered by a duly authorized officer of each of the Borrower and the Administrative Agent and (ii) the Administrative Agent shall have received an executed counterpart hereof (or a copy thereof by facsimile transmission) from each Lender.

          (b) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit C, executed by any Assistant Treasurer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in subsections 4.1(c), (d) and (e).

          (c) Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder.

          (d) Corporate Documents. The Administrative Agent shall have received a copy of the articles of incorporation and by-laws of the Borrower.

          (e) Regulatory Approvals. The Administrative Agent shall have received copies of any required orders of the Virginia State Corporation Commission or any other state utilities commission approving the Borrower's execution, delivery and performance of this Agreement and the borrowings hereunder.

          (f) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, with a copy for each Lender:

                    (i) the executed legal opinion of Hunton & Williams, counsel to the Borrower, substantially in the form of Exhibit D-1; and

                   (ii) the executed legal opinion of Simpson Thacher & Bartlett, special counsel to the Administrative Agent, substantially in the form of Exhibit D-2.

          (g) Representations and Warranties; No Default. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date and no Default or Event of Default shall have occurred and be continuing on such date.

          (h) Termination of Existing Credit Agreement. All borrowings under the Existing Credit Agreement shall have been repaid, all interest and fees shall have been paid and all commitments thereunder shall have been reduced to zero.

          4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection 4.2 have been satisfied.

                      SECTION 5.  COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:

          5.1 Financial Statements. The Borrower shall furnish to the Administrative Agent, who shall forward to each Lender:

          (a) as soon as practicable, but in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries, if any, as at the end of such year and the related consolidated statements of income, earnings reinvested in business, and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing; and

          (b) as soon as practicable, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries, if any, as at the end of such quarter and the related unaudited consolidated statements of income, earnings reinvested in business, and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

          (c) within fourteen days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders generally, and within fourteen days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (d) promptly, such additional financial and other information as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

          All such financial statements in (a) and (b) shall be (i) complete and correct in all material respects, (ii) prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein) and (iii) accompanied by a compliance certificate signed by a Responsible Officer of the Borrower setting forth the Consolidated Net Worth of the Borrower as of the date of such financial statements.

          Unless accompanied by a statement of a Responsible Officer setting forth the details of each Default which has occurred and is continuing and the steps which the Borrower proposes to take to remedy such Default, each delivery of financial statements pursuant to clauses (a) and (b) of this subsection 5.1 shall be deemed to constitute a certification by the Borrower that no Default has occurred and is continuing.

          5.2 Conduct of Business and Compliance. The Borrower will continue to engage in business of the same general type as now conducted by it, and the Borrower will, and will cause each of its Subsidiaries, if any, to comply with all Requirements of Law except to the extent that failure to comply therewith would not materially and adversely affect the ability of the Borrower to perform its obligations hereunder.

          5.3 Books and Records. The Borrower will, and will cause each of its Material Subsidiaries, if any, to, keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

          5.4 Notices. The Borrower shall promptly give notice to the Administrative Agent, and the Administrative Agent shall in turn give notice to each Lender, of:

          (a) the occurrence of any Default or Event of Default, which such notice shall state that such notice is a "notice of default";

          (b) the existence or imposition of any judgments against the Borrower or any of its Material Subsidiaries in an amount in excess of $25,000,000;

          (c) the failure of the Borrower or any of its Material Subsidiaries to pay any principal or interest in an aggregate amount of $25,000,000 or more on any Indebtedness; and

          (d) promptly following the Borrower's receipt, any change in the Moody's Bond Rating or the S&P Bond Rating.

          Each notice pursuant to clause (a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

          5.5 Limitation on Liens. The Borrower shall not, nor shall it permit any of its Material Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for (i) Liens permitted by the First Mortgage Bond Indenture and (ii) Liens created in the ordinary course of business.

          5.6 Limitation on Fundamental Changes. The Borrower will not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, a material part of its property, business or assets, except the Borrower may be merged or consolidated with another Person that is a corporation duly organized and existing under the laws of any state in the United States provided that (i) the survivor shall continue to use and operate the Borrower's public utility business, (ii) the survivor shall assume the Borrower's obligations hereunder in accordance with documentation acceptable to the Administrative Agent and the Majority Lenders and (iii) after giving effect to such merger or consolidation no Default or Event of Default shall have occurred or be continuing.

          5.7 Limitation on Guarantee Obligations. The Borrower shall not create, incur, assume or suffer to exist any Guarantee Obligation except for (a) Guarantee Obligations in existence on the date hereof and listed on Schedule II;
(b) Guarantee Obligations made in the ordinary course of its business by the Borrower of obligations of any of its Subsidiaries; and (c) Guarantee Obligations guaranteeing securities issued by a corporation, partnership or trust formed at the direction of the Borrower, provided that (i) the proceeds from the issuance of such securities (other than to cover offering expenses) were used solely by such corporation, partnership or trust to purchase from the Borrower securities issued by the Borrower and (ii) the Guarantee Obligations exist only so long as and only to the extent that such corporation, partnership or trust holds such securities issued by the Borrower.

          5.8 Maintenance of Net Worth. The Borrower will not permit Consolidated Net Worth to be less than $3.75 billion.

                  SECTION 6.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof, or to pay any interest on any Loan, or any other amount payable hereunder, within 5 Business Days after any such amount becomes due in accordance with the terms hereof;

          (b) Any representation or warranty made to the Administrative Agent or any Lender in connection with the execution and delivery of this Agreement or the making of Loans hereunder proves to have been incorrect in any material respect when made, and the future financial position or business operations of the Borrower could reasonably be expected to be materially and adversely affected from what would be the case had such representation and warranty not been incorrect;

          (c) The Borrower shall default in the performance of any other term, covenant, or provision contained in this Agreement (other than as provided in paragraphs (a) and (b) of this Section) and such default shall continue unremedied for 30 days;

          (d) The Borrower or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or any of its Material Subsidiaries in an involuntary case under such federal laws, or (vii) take any corporate action for the purpose of affecting any of the foregoing;

          (e) A case or other proceeding shall be commenced (including commencement of such case or proceeding by way of service of process on the Borrower or any of its Material Subsidiaries), in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of debts of the Borrower or any of its Material Subsidiaries, (ii) the appointment of a trustee, receiver, custodian, liquidator, or the like of the Borrower or any of its Material Subsidiaries or of all or any substantial part of their respective assets, (iii) similar relief in respect of the Borrower or any of its Material Subsidiaries under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or readjustment of debts, or a warrant of attachment, execution, or similar process shall be issued against a substantial part of the property of the Borrower or any of its Material Subsidiaries and such case, proceeding, warrant, or process shall continue undismissed or unstayed and in effect for a period of 45 days, or an order, judgment, or decree approving or ordering any of the foregoing shall be entered in an involuntary case under such federal bankruptcy laws;

          (f) A trustee shall be appointed to administer any Plan under Section 4042 of ERISA, or the PBGC shall institute proceedings to terminate, or to have a trustee appointed to administer any Plan and such proceedings shall continue undismissed or unstayed and in effect for a period of 30 days, and any such event shall result in any liability which is material in relation to the consolidated financial condition of the Borrower and its consolidated Subsidiaries, if any;

          (g) The Borrower or any of its Material Subsidiaries shall (i) default in any payment of principal or interest in an aggregate amount of $25,000,000 or more (or in the payment of any guarantee thereof) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or guarantee thereof was created or (ii) default beyond any applicable grace period in the observance or performance of any other agreement or condition relating to any Indebtedness in an aggregate amount of $25,000,000 or more or any guarantee thereof or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided, however, if such default shall be cured by the Borrower or any Material Subsidiary or waived by the holders of such Indebtedness and any acceleration of maturity having resulted from such default shall be rescinded or annulled, in each case in accordance with the terms of such agreement or instrument, without (i) any modification of the terms of such Indebtedness requiring the Borrower or any such Material Subsidiary to furnish additional or other security therefor, reducing the average life to maturity thereof or increasing the principal amount thereof or (ii) any agreement by the Borrower or any such Material Subsidiary to furnish additional or other security therefor or to issue in lieu thereof Indebtedness secured by additional or other collateral or with a shorter average life to maturity or in a greater principal amount, then any default hereunder by reason thereof shall be deemed likewise to have been thereupon cured or waived; or

          (h) There shall have been entered by a court of competent jurisdiction within the United States and shall not have been vacated, discharged or stayed within sixty (60) days from the entry thereof (or such longer period as may be provided by law) one or more final judgments or final decrees for payment of money against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (to the extent not paid or covered by insurance) in excess of $25,000,000;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (d) or (e) of this Section with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:
(i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

               SECTION 7.  THE ADMINISTRATIVE AGENT

          7.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents; and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

          7.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          7.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

          7.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

          7.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          7.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          7.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Loans and all other amounts payable hereunder.

          7.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

          7.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Majority Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be approved by the Borrower, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                    SECTION 8.  MISCELLANEOUS

          8.1 Amendments and Waivers. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, enter into with the Borrower written amendments, supplements, modifications or waivers hereto and to the other Loan Documents provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection, the provision of Section 8.6(a) requiring the written consent of each Lender for the assignment or transfer by the Borrower of its rights and obligations under this Agreement, or reduce the percentage specified in the definition of Majority Lenders, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 7 without the written consent of the then Administrative Agent.

          8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, 5 days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and, in the case of the other parties hereto, as set forth on the signature page of such other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

    The Borrower:         Treasurer
                          Virginia Electric and Power Company
                          701 E. Cary Street
                          P.O. Box 26666
                          Richmond, VA  23261
                          Fax:  (804) 771-4066

The Administrative Agent: Chemical Bank
                          270 Park Avenue
                          New York, New York  10017
                          Attention:  Delia Marin
                          Fax:  (212) 270-4711

                          Chemical Bank Agency Services
                          140 East 45th Street
                          New York, New York  10017
                          Attention:  Lynette Lang
                          Fax:  (212) 622-0136

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 2.6, 2.7, 2.10 or 2.14 shall not be effective until received.

          8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          8.4 Survival. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

          8.5 Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement or the other Loan Documents including, without limitation, the fees and disbursements of counsel (and the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and the other Loan Documents (all the foregoing in this clause (c), collectively, the "indemnified liabilities"), provided, that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender or the failure of the Administrative Agent or any such Lender to comply with this Agreement. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

          8.6 Transfer Provisions. (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents.

          (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time assign to any Lender or any affiliate thereof or, with the consent of the Borrower and the Administrative Agent (which in each case shall not be unreasonably withheld), to an additional bank or financial institution ("an Assignee") all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that, (i) in the case of any such assignment to an additional bank or financial institution, the sum of the aggregate principal amount of the Commitment being assigned shall not be less than $10,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent) and
(ii) any such assignment may, but need not, include rights of the assigning Lender in respect of Competitive Loans. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

          (d) The Register. The Administrative Agent, on behalf of the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (e) Recordation. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment by the Assignee or the Assignor (or, in the event of a replacement of a Lender pursuant to subsection 2.20, the replacement Lender) to the Administrative Agent of a registration and processing fee of $1,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower.

          (f) Disclosure. The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, any and all financial information in such Lender's possession concerning the Borrower and its Subsidiaries, which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and its Subsidiaries prior to becoming a party to this Agreement.

          (g) Pledges. For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

          8.7 Adjustments. If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in
Section 6(d) or (e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans that are then due and payable, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

          8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

          8.11  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND
CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE

STATE OF NEW YORK.

          8.12 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

          8.13 Confidentiality. Each Lender agrees to keep confidential any written or oral information (a) provided to it by or on behalf of the Borrower pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of the Borrower; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to its affiliates, the Administrative Agent or any other Lender, (ii) to any Transferee which agrees to comply with the provisions of this subsection, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder. In the event that a Lender determines to disclose information pursuant to clause (v) of this subsection 8.13, such Lender will, to the extent permitted by applicable law, notify the Borrower prior to disclosing such information.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                 VIRGINIA ELECTRIC AND POWER COMPANY

                 By:     /S/ J. KENNERLY DAVIS, JR.
                    Name: J. Kennerly Davis, Jr.

                 Title: Vice President - Finance and Administrative Services,
                        Treasurer and Corporate Secretary

                              CHEMICAL BANK,

                     as Administrative Agent and as a Lender

                              By:     /S/ THOMAS CASEY

                              Name: Thomas L. Casey
                              Title: Vice President

                              Commitment:  $27,600,000

                     FIRST UNION NATIONAL BANK OF VIRGINIA,

                                 as a Lender

                              By:    /S/ DOUGLAS T. DAVIS
                              Name: Douglas T. Davis
                              Title: Vice President

                              Address for notices:
                              For overnight delivery:
                              901 East Cary Street, 2nd Floor
                              Richmond, Virginia  23219
                              Attention:  Martin J. Rust, Senior Vice President
                                          Douglas T. Davis, Vice President

                              For U.S. mail:
                              Post Office Box 26944
                              Richmond, Virginia  23261

                              Attention:  Carrie H. McAllister, Assistant Vice
                                          President
                                          VA-3246

                              Commitment:   $26,400,000


<PAGE



                              THE FUJI BANK, LIMITED,
                                 as a Lender

                              By:     /S/ GINA M. KEARNS

                              Name: Gina Kearns
                              Title: Vice President & Manager
                              Address for notices:

                              Two World Trade Center, 79th Floor
                              New York, NY  10048
                              Attention:  Greg Botshon
                              Facsimile:  (212) 912-0516

                              Commitment:   $24,000,000

                              MORGAN GUARANTY TRUST COMPANY OF
                                 NEW YORK, as a Lender

                              By:     /S/ JACQLYN KENNEDY SISSON

                              Name: Jacqlyn Kennedy Sisson
                              Title: Associate

                              Address for notices:

                              500 Stanton-Christiana Road
                              Newark, DE  19713
                              Attention:  Philip S. Detjens
                              Facsimile:  (302) 634-5510

                              Commitment:   $24,000,000

                              NATIONS BANK, N.A.,

                                 as a Lender

                              By:      /S/ GRETCHEN P. BURUD

                              Name:  Gretchen P. Burud
                              Title:  Vice Prsident

                              Address for notices:

                              100 North Tryon, 8th Floor
                              Charlotte, NC  28255
                              Attention:  Cathy Matthews
                              Facsimile:  (704) 386-8674

                              Commitment:   $24,000,000

                     THE BANK OF TOKYO -- MITSUBISHI, LTD.,

                                 as a Lender

                              By:     /S/ JOEL L. A. PETERSON
                              Name: Joel L. A. Peterson

                              Title: VP

                              Address for notices:
                              133 Peachtree Street, N.E.
                              Suite 4970
                              Atlanta, Georgia  30303
                              Attention:     Glynnis Slaten
                              Facsimile:     (404) 577-1155
                                             (404) 688-2143

                              Commitment:   $18,000,000

                              THE FIRST NATIONAL BANK OF CHICAGO,
                                 as a Lender

                              By:      /S/ RICHARD WALDMAN

                              Name: Richard Waldman
                              Title:Authorized Agent

                              Address for notices:

                              One First National Plaza
                              Chicago, IL  60670
                              Attention:  Cristiana Freeman
                              Facsimile:  (312) 732-3055

                              Commitment:   $18,000,000

                              THE SUMITOMO BANK, LIMITED, NEW YORK
                                  BRANCH, as a Lender

                              By:    /S/ Y. KAWAMURA

                              Name: Y. Kawamura
                              Title:Joint General Manager

                              Address for notices:
                              277 Park Avenue
                              New York, New York  10172
                              Attention:  Christine Bonifacic
                              Facsimile:  (212) 224-5197

                              Commitment:   $18,000,000

                              TORONTO DOMINION (NEW YORK), INC.,
                                 as a Lender

                              By:     /S/ LINDA A. LAVIN

                              Name: Linda A. Lavin
                              Title:Director

                              Address for notices:
                              909 Fannin Street
                              Houston, TX  77010
                              Attention:
                              Facsimile:

                              Commitment:   $18,000,000

                              WACHOVIA BANK OF NORTH CAROLINA,
                                 as a Lender

                              By:       /S/ DIANE H. DAVIS

                              Name:  Diane H. Davis
                              Title: Assistant Vice President

                              Address for notices:
                              100 North Main Street
                              Winston Salem, NC  27101
                              Attention:  Melissa Fox
                              Facsimile:  (910) 732-6935

                              Commitment:   $18,000,000

                              ABN AMRO BANK N.V. (NEW YORK
                                 BRANCH), as a Lender

                              By:    /S/ PETER D. GAW

                              Name: Peter D. Gaw
                              Title:Group Vice President

                              Address for notices:
                              500 Park Avenue
                              New York, NY  10022
                              Attention:
                              Facsimile:

                              Commitment:   $15,000,000

                              THE SANWA BANK, LIMITED, NEW YORK
                                 BRANCH, as a Lender

                              By:     /S/ DOMINIC J. SORRESSO

                              Name: Dominic J. Sorresso
                              Title:Vice President

                              Address for notices:
                              55 East 52nd Street
                              New York, New York  10055
                              Attention:  Dominic Sorresso
                              Facsimile:  (212) 754-1304

                              Commitment:   $15,000,000

                              THE BANK OF NOVA SCOTIA,
                              as a Lender

                              By:       /S/ J. R. TRIMBLE

                              Name: J. R. Trimble
                              Title: Senior Relationship Manager

                              Address for notices:
                              One Liberty Plaza
                              New York, New York  10006
                              Attention:  James Trimble
                              Facsimile:  (212) 225-5090

                              Commitment:   $15,000,000

                              UNION BANK OF SWITZERLAND,
                                 as a Lender

                              By:    /S/ PAUL R. MORRISON

                              Name: Paul R. Morrison
                              Title:Vice President

                              By:    /S/ KAREN ROTH

                              Name: Karen Roth
                              Title: Assistant Vice President

                              Address for notices:
                              299 Park Avenue
                              New York, New York  10171
                              Attention:  Mike Peterson
                              Facsimile:  (212) 821-3259

                              Commitment:   $15,000,000

                              THE BANK OF NEW YORK,
                                 as a Lender

                              By: /S/ MARY LOU BRADLEY

                              Name: Mary Lou Bradley
                              Title:Vice President

                              Address for notices:
                              One Wall Street, 19th Floor
                              New York, NY  10286
                              Attention:  Mary Lou Bradley
                              Facsimile:  (212) 635-7923

                              Commitment:   $12,000,000

                              CRESTAR BANK,
                                 as a Lender

                              By:      /S/ CHRISTOPHER B. WERNER

                              Name: Christopher B. Werner
                              Title:Vice President

                              Address for notices:
                              919 East Main Street
                              Richmond, VA  23219
                              Attention:  Christopher Werner
                              Facsimile:  (804) 782-5413

                              Commitment:   $12,000,000

                                                       SCHEDULE I

FACILITY FEE/APPLICABLE MARGIN

Senior Secured
Ratings S&P/Moody's

Level 1
A/A2 or
higher

Level 2
A-/A3

Level 3
BBB+/Baa1

Level 4
BBB or BBB-/Baa2
   or Baa3

Level 5
BBB-/Baa3 or lower
Facility Fee Rate*
Applicable Margins*

LIBOR CD Rate ABR

* In the event such ratings fall within different Levels, the foregoing will be based on the Level with the highest rating (i.e., the lower Level number), except that in the event that the lower of such ratings is more than one Level below the higher of such ratings, the Facility Fee Rate and the Applicable Margin will be determined based on the Level one Level above the lower of such ratings. In the event that there is no Moody's Bond Rating or S&P Bond Rating available (other than due to both Moody's Investor Services, Inc. and Standard & Poor's Ratings Group ceasing to be engaged in the business of rating corporate debt securities), then the Facility Fee Rate and the Applicable Margin will be determined based on Level 5. In the event that both Moody's Investor Services, Inc. and Standard & Poor's Ratings Group cease to be engaged in the business of rating corporate debt securities, the parties hereto agree to negotiate in good faith to establish on an equitable basis new Facility Fee Rates and Applicable Margins.

                                                      SCHEDULE II

                 PERMITTED GUARANTEE OBLIGATIONS

1. Guarantee Agreement between Virginia Electric and Power Company and Chemical Bank dated August 31, 1995.

                   FIVE-YEAR CREDIT AGREEMENT

                             among

              VIRGINIA ELECTRIC AND POWER COMPANY

                      The Several Lenders
                from Time to Time Parties Hereto

                              and

                         CHEMICAL BANK,
                    as Administrative Agent

                    Dated as of June 7, 1996

                        TABLE OF CONTENTS

                                                             Page

SECTION 1.  DEFINITIONS. . . . . . . . . . . . . . . . . . . .  1
    1.1  Defined Terms . . . . . . . . . . . . . . . . . . . .  1
    1.2  Other Definitional Provisions . . . . . . . . . . . . 10

SECTION 2.  AMOUNT AND TERMS OF THE CREDIT FACILITIES. . . . . 11
    2.1  The Commitments . . . . . . . . . . . . . . . . . . . 11
    2.2  Procedure for Revolving Credit Borrowing. . . . . . . 11
    2.3  Facility Fee. . . . . . . . . . . . . . . . . . . . . 12
    2.4  Termination or Reduction of Commitments . . . . . . . 12
    2.5  Repayment of Loans; Evidence of Debt. . . . . . . . . 12
    2.6  Optional Prepayments. . . . . . . . . . . . . . . . . 13
    2.7  Conversion and Continuation Options . . . . . . . . . 13
    2.8  Minimum Amounts and Maximum Number of Tranches. . . . 14
    2.9  The Competitive Loans . . . . . . . . . . . . . . . . 14
    2.10  Procedure for and Payment of Competitive Loan Borrowing 14
    2.11  Interest Rates and Payment Dates . . . . . . . . . . 17
    2.12  Computation of Interest and Fees . . . . . . . . . . 18
    2.13  Inability to Determine Interest Rate . . . . . . . . 18
    2.14  Pro Rata Treatment and Payments. . . . . . . . . . . 19
    2.15  Illegality . . . . . . . . . . . . . . . . . . . . . 20
    2.16  Additional Costs . . . . . . . . . . . . . . . . . . 20
    2.17  Taxes. . . . . . . . . . . . . . . . . . . . . . . . 22
    2.18  Indemnity. . . . . . . . . . . . . . . . . . . . . . 24
    2.19  Change of Lending Office . . . . . . . . . . . . . . 24
    2.20  Replacement of Lenders under Certain Circumstances . 25

SECTION 3.  REPRESENTATIONS AND WARRANTIES . . . . . . . . . . 25
    3.1  Financial Condition . . . . . . . . . . . . . . . . . 25
    3.2  No Change . . . . . . . . . . . . . . . . . . . . . . 26
    3.3  Corporate Existence; Compliance with Law. . . . . . . 26
    3.4  Corporate Power; No Legal Bar . . . . . . . . . . . . 26
    3.5  Authorization; Enforceability . . . . . . . . . . . . 26
    3.6  ERISA . . . . . . . . . . . . . . . . . . . . . . . . 26
    3.7  No Material Litigation. . . . . . . . . . . . . . . . 27
    3.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . 27
    3.9  Purpose of Loans. . . . . . . . . . . . . . . . . . . 27

SECTION 4.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . 27
    4.1  Conditions to Initial Loans . . . . . . . . . . . . . 27
    4.2  Conditions to Each Loan . . . . . . . . . . . . . . . 28

SECTION 5.  COVENANTS. . . . . . . . . . . . . . . . . . . . . 29
    5.1  Financial Statements. . . . . . . . . . . . . . . . . 29
    5.2  Conduct of Business and Compliance. . . . . . . . . . 30
    5.3  Books and Records . . . . . . . . . . . . . . . . . . 30
    5.4  Notices . . . . . . . . . . . . . . . . . . . . . . . 30
    5.5  Limitation on Liens . . . . . . . . . . . . . . . . . 30
    5.6  Limitation on Fundamental Changes . . . . . . . . . . 30
    5.7  Limitation on Guarantee Obligations . . . . . . . . . 31
    5.8  Maintenance of Net Worth. . . . . . . . . . . . . . . 31

SECTION 6.  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . 31

SECTION 7.  THE ADMINISTRATIVE AGENT . . . . . . . . . . . . . 33
    7.1  Appointment . . . . . . . . . . . . . . . . . . . . . 33
    7.2  Delegation of Duties. . . . . . . . . . . . . . . . . 33
    7.3  Exculpatory Provisions. . . . . . . . . . . . . . . . 34
    7.4  Reliance by Administrative Agent. . . . . . . . . . . 34
    7.5  Notice of Default . . . . . . . . . . . . . . . . . . 34
    7.6  Non-Reliance on Administrative Agent and
         Other Lenders . . . . . . . . . . . . . . . . .  . .  35
    7.7  Indemnification . . . . . . . . . . . . . . . . . . . 35
    7.8  Administrative Agent in Its Individual Capacity . . . 36
    7.9  Successor Administrative Agent. . . . . . . . . . . . 36

SECTION 8.  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . 36
    8.1  Amendments and Waivers. . . . . . . . . . . . . . . . 36
    8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . 36
    8.3  No Waiver; Cumulative Remedies. . . . . . . . . . . . 37
    8.4  Survival. . . . . . . . . . . . . . . . . . . . . . . 37
    8.5  Payment of Expenses . . . . . . . . . . . . . . . . . 37
    8.6  Transfer Provisions . . . . . . . . . . . . . . . . . 38
    8.7  Adjustments . . . . . . . . . . . . . . . . . . . . . 40
    8.8  Counterparts. . . . . . . . . . . . . . . . . . . . . 40
    8.9  Severability. . . . . . . . . . . . . . . . . . . . . 40
    8.10  Integration. . . . . . . . . . . . . . . . . . . . . 40
    8.11  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . 40
    8.12  WAIVERS OF JURY TRIAL. . . . . . . . . . . . . . . . 40
    8.13  Confidentiality. . . . . . . . . . . . . . . . . . . 41

SCHEDULES

I      Facility Fee/Applicable Margin
II     Permitted Guarantee Obligations

EXHIBITS

A-1 Form of Revolving Credit Note A-2 Form of Competitive Loan Note B-1 Form of Competitive Loan Confirmation B-2 Form of Competitive Loan Offer B-3 Form of Competitive Loan Request C Form of Closing Certificate

D-1 Form of Legal Opinion of General Counsel of the Borrower
D-2 Form of Legal Opinion of Simpson Thacher & Bartlett
E      Form of Assignment and Acceptance